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                                                                  EXHIBIT 10.21


                             JAVELIN SYSTEMS, INC.
                              1881 Langley Avenue
                                Irvine, CA 92614


July 20, 1998

Mr. Gary Green
RGB Trinet Limited
Archway House, Bath Road
Padworth, Reading
Berkshire RG7 5HR

Mr. Bertram R. Badminton
Jade Communications Limited
Communications House
Whitbrook Way
Middleton
Manchester M24 2SS


Re: LETTER OF INTENT FOR PROPOSED ACQUISITION OF ENTIRE ISSUED SHARE CAPITAL OF RGB TRINET LIMITED AND OF JADE COMMUNICATIONS LIMITED.

Dear Mr. Green and Mr. Badminton:

This letter will confirm the intention of Javelin Systems, Inc., a Delaware corporation ("Javelin"), to proceed with the proposed acquisition by Javelin of 100% of the outstanding equity interests (collectively, the "Shares") of RGB Trinet Limited ("RGB") and of Jade Communications Limited ("Jade"), upon the terms and subject to the conditions generally outlined below and subject to the execution of a definitive share purchase agreement (the "Definitive Agreement"). With the exceptions of paragraphs 10 through 16, this letter is not intended to be legally binding on any party but instead is designed to constitute the basis for preparing the Definitive Agreement. The parties' legal obligations will be established by the Definitive Agreement, when executed. Our understanding is as follows:

     1. FORM. Javelin will acquire the Shares free and clear of all liens and encumbrances.

     2.  CONSIDERATIONS.

         (a) INITIAL PAYMENT. Javelin shall purchase the Shares from the respective shareholders of RGB on the Closing Date (as defined below) for the aggregate consideration of US$2,472,435 payable as follows: US$852,110 in cash and US$1,620,325 in shares of Javelin Common Stock valued at the average of the daily reported closing prices per share of Javelin Common Stock as reported on the Nasdaq SmallCap Market during the ten (10) trading days immediately preceding the date on which the transactions contemplated in the Definitive Agreement are to be consummated (the "Closing Date"). However, if in November 1999 the price per

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Mr. Gary Green
July 20, 1998
Page 2


share of Javelin Common Stock remains below US$9.00 per share for five consecutive trading days, then the number of shares given to the shareholders of RGB as additional consideration for this purchase shall be as follows. The number of shares owned by the shareholders of RGB as of November 1, 1999 shall be multiplied by the ratio of $9.00 divided by the average price per share of Javelin Common Stock for all trading days during November 1999, less the number of shares owned by the shareholders of RGB as of November 1, 1999. For example, if as of November 1, 1999, the shareholders of RGB own 135,000 shares of Javelin Common Stock and the average price per share of Javelin Common Stock for November 1999 is $8.00, then the shareholders of RGB shall receive an additional 16,875 shares of Javelin Common Stock computed as follows: (135,000 multiplied by 9 divided by 8) less 135,000.

Any and all currently issued and outstanding options, warrants or other rights to purchase or acquire any securities of RGB (either from RGB directly or from a current shareholder of RGB) shall be exercised or terminated prior to the Closing Date.

Javelin shall purchase the Shares from the respective shareholders of Jade on the Closing Date (as defined below) for the aggregate consideration of 25,000 shares of Javelin Common Stock plus US$855,400 payable as follows: US$658,000 in cash and US$197,400 in shares of Javelin Common Stock valued at the average of the daily reported closing prices per share of Javelin Common Stock as reported on the Nasdaq SmallCap Market during the five (5) trading days immediately preceding and five (5) immediately after the date on which the transactions contemplated in the Definitive Agreement are to be consummated (the "Closing Date").

Any and all currently issued and outstanding options, warrants or other rights to purchase or acquire any securities of Jade (either from Jade directly or from a current shareholder of Jade) shall be exercised or terminated prior to the Closing Date.

         (b) QUARTERLY EARNOUT SHARES. In addition to the considerations described in paragraph 2(a), Javelin shall issue to each shareholder of RGB/Jade (see paragraph 2(c)), such shareholder's pro-rata percentage (as set forth in an exhibit to be provided to Javelin at the Closing Date) of the number of shares of Javelin Common Stock (the "Earnout Shares") equal to $6,580,000 in value (as defined below) upon the verification by Javelin that RGB/Jade has met 100% of its Quarterly profit projections agreed upon by Javelin and RGB/Jade and included in an exhibit to the Definitive Agreement.

The Earnout Shares will be issued quarterly in installments of $822,500 in value following the verification that the quarterly profit projections have been met in the following basis.

1) If quarterly verified achievement is below 50% of the agreed Quarterly profit projections, no Earnout Shares will be issued;

2) If quarterly verified agreement is between 50% and 125% of the agreed Quarterly profit projections, Earnout Shares will be issued pro-rata to the agreed Quarterly profit

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Mr. Gary Green
July 20, 1998
Page 3

projections.

To recognize that performance between quarters may be subject to fluctuations but that cumulative performance compared to the agreed Quarterly profit projections is the prime objective, the following will apply.

1) Profit in excess of 125% of a quarter's agreed upon projection can be carried back to previous quarters where achievement was below 125%. If cumulative performance is over 125%, the excess profit can be carried forward to subsequent quarters.

2) Profit earned in any quarter where the achievement is below 50% of the agreed Quarterly profit projection will be included in the calculation of cumulative performance set out above.

The number of Earnout Shares to be issued will be determined based upon the average of the daily reported closing prices per share of Javelin Common Stock as reported on the Nasdaq Smallcap Market during the five (5) trading days immediately preceding and five (5) days immediately after the end of the quarter.

Verification and issue of the Earnout Shares must be completed within 45 days from the end of each quarter.

          (c) CONSOLIDATION OF RGB/JADE. Immediately after the Closing Date, RGB and Jade shall be formed into a single unit to become a wholly-owned subsidiary of Javelin on terms and in form and substance acceptable to Javelin and the shareholders of RGB and Jade. The two companies in this structure are referred to as RGB/Jade within this agreement.

          (d) CHANGE OF CONTROL. In the event there is a "change of control" (as defined below) of Javelin before the completion of the earnout period, immediately prior to the change of control and in full satisfaction of Javelin's obligations under Section 2(b), Javelin shall issue to the Shareholders that number of shares of Javelin Common Stock equal to $822,500 in Value (as defined in subsection 2(b)) times the number of calendar quarters for which earnout shares are still due. For the purpose of this
Section 2(c), a "change in control" of Javelin shall be any merger, consolidation, business combination or similar transaction where Javelin is not the surviving corporation.

     3. DEFINITIVE AGREEMENT. Consummation of the transactions contemplated herein is subject to, among other things, negotiation, execution and delivery of the Definitive Agreement and related documentation, which shall be subject to approval by the Board of Directors of Javelin and the shareholders of RGB/Jade and, if required, the stockholders of Javelin, containing customary terms and conditions, including the following:

          (a)  Usual and customary representation and warranties;

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Mr. Gary Green
July 20, 1998
Page 4

          (b) Usual and customary conditions that must be satisfied before parties are obligated to close, including, without limitation, (i) the receipt of favorable opinions on such legal, tax and accounting matters in connection with the transactions contemplated by the Definitive Agreements as are usual and customary in similar transactions and (ii) the execution of the Definitive Agreement by all of the shareholders of RGB and of Jade as of the Closing Date and the purchase by Javelin of 100% of the equity interests of RGB and of Jade;

          (c)  Appropriate covenants for non-competition;

          (d)  Terms and provisions called for herein; and

     4.   INDEMNITY AND ESCROW.    The shareholders of RGB and of Jade shall
indemnify Javelin against loss from breaches of representations and warranties of the Company and the shareholders of RGB and of Jade in the Definitive Agreement.

     5.   EMPLOYMENT AGREEMENTS.   As a condition to Javelin's obligation to
consummate the purchase of the Shares, certain key employees, including but not limited to Gary Green, Roger Scarlett, Peter Mayo, Tony Sampson and Bertram Badminton, of RGB/Jade shall enter into employment or consultancy agreements with the Company as may be designated by Javelin at mutually agreeable salaries and containing customary terms, including confidentiality and protection of trade secrets and providing for options to purchase shares of Javelin common stock, all of which shall be acceptable to Javelin.

     6.   NO BROKERS OR FINDERS.   No party hereto has employed a broker or
finder in connection with the transactions and no broker's or finder's fee is or will be payable by any party with respect thereto.

     7. SCHEDULE. It is the intention of the parties to negotiate and execute the Definitive Agreement setting forth in detail the terms and conditions generally confirmed in this letter of intent as soon as possible and to consummate the transactions no later than September 30, 1998.

     8. OPERATION OF BUSINESS; DUE DILIGENCE. From and after the date of this letter of intent, each of RGB and Jade shall (a) conduct business only in the ordinary and usual course and consistent with past practice, (b) use its best efforts to preserve intact its customers, suppliers, vendors, manufacturers, employees and others having business relations with it, (c) not purchase, sell, lease or dispose of any property or assets or incur any liability, or make any commitment or enter into any other transactions, except in the usual and ordinary course of business, (d) not declare or pay any dividend on, or make any distribution to the holders of any shares of its capital stock, (e) not increase the amount of any compensation payable to any of its employees unless subject to prior arrangements, except RGB will be entitled to pay additional aggregate directors' emoluments of 300,000 pounds to Mr. Gary Green and/or Mr. Roger Scarlett, (f) not issue any shares of its capital stock or any options or other rights to acquire shares of its capital stock. The additional directors'

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Mr. Gary Green
July 20, 1998
Page 5


emolument, if any, will be borrowed by RGB and repaid to Mr. Green and/or Mr. Scarlett no later than three months after the Closing Date if RGB/Jade has sufficient cash to maintain normal operations. Between the date hereof and the Closing Date, each of RGB and Jade will consult with Javelin regarding any material developments affecting the business of the Company. Each of the companies and its respective officers and employees shall assist the representatives of Javelin in their investigation of the business and affairs of the Company, providing such representatives full access to the properties, books, records and personnel and business of the Company and furnishing all information related to those matters as may be requested. It is understood that if the purchase of the shares is not consummated for any reason, Javelin shall keep confidential any confidential information (unless ascertainable from public or published information or trade sources or obtained from third parties) obtained from each of the companies concerning the operations and business of the companies.

     9. COOPERATION. Each of the shareholders and RGB and Jade shall cooperate in all respects with Javelin to expedite the transactions contemplated herein, including obtaining all necessary or appropriate regulatory or governmental approvals.

     10. "NO-SHOP" AGREEMENT. From the date of execution hereof by Javelin, until the execution of the Definitive Agreement but no later than September 30, 1998, RGB, Jade and their shareholders will not, and each will cause the officers, directors, agents, employees or representatives (including without limitation, investment bankers, attorneys and accountants) of each company not to, directly of indirectly solicit or initiate any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Javelin and its representatives, employees and agents, concerning the sale of all or a substantial portion of the assets of each of the companies, or of any shares of capital stock of each of the companies, or any merger, consolidation, liquidation, dissolution or similar transaction involving the each of the companies (collectively, "Acquisition Transactions"). Any such actions with respect to an Acquisition Transaction pending on the date hereof shall be immediately terminated and the shareholders and each of the companies shall immediately notify Javelin if any discussions or negotiations are sought to be initiated, an inquiry or proposal is made, or any information is requested with respect to, any Acquisition Transaction and communicate to Javelin the terms of any proposal which he or they may receive in respect of any such Acquisition Transaction.

     11. PUBLICITY. All press releases, announcements or other publicity pertaining to the transactions contemplated hereby must be approved by Javelin, RGB and Jade prior to release.

     12. EACH PARTY TO BEAR ITS OWN EXPENSES. Each party shall bear its own respective expenses in connection with preparing for and consummating the transactions contemplated by this letter of intent.

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Mr. Gary Green
July 20, 1998
Page 6

     13. NON-BINDING NATURE OF LETTER OF INTENT. All parties recognize that, if this letter of intent is countersigned by the shareholders and each of the companies except for paragraphs 7 through 16 which are intended to be binding contractual promises, the foregoing will represent a statement of intent only and is subject to the conditions set forth herein, including the negotiation and execution of the Definitive Agreement, and any necessary corporate and other approvals. Subject to such exceptions, no party shall be liable to any other for any damages arising hereunder for failure to consummate the transactions contemplated hereby unless and until the Definitive Agreement has been executed and only as set forth therein.

     14. TERMINATION. This letter of intent shall terminate on the soonest to occur of (a) execution and delivery of the Definitive Agreement which by its express terms supersedes this letter of intent, (b) mutual written agreement of all of the parties hereto or (c) at the election of Javelin or RGB/Jade (and unless extended by Javelin in its sole discretion) on July 31, 1998; provided that paragraphs 6, 11 and 12 shall survive any termination of this letter of intent.

     15. COUNTERPART EXECUTION. This letter of intent may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute a single agreement.

     16. GOVERNING LAW. This letter of intent shall be governed by and construed in accordance with the laws of England. The parties hereto consent to the non-exclusive jurisdiction of the English courts.

If the foregoing is acceptable, please indicate by signing in the place provided below and returning the enclosed copy of this letter on or before 5:00 p.m. (London time), Friday, July 31, 1998.


                                        Sincerely,

                                        JAVELIN SYSTEMS, INC.

                                        By /s/ Richard P. Stack
                                          --------------------------------------
                                         Richard P. Stack
                                         President and Chief Executive Officer


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Mr. Gary Green
July 20, 1998
Page 7



The foregoing is satisfactory to the undersigned and reflects the undersigned's intention in principle as to the matters specified therein.

/s/ Gary N.A. Green       GARY N.A. GREEN  27 JUL 1998
----------------------------------
Shareholder Name

/s/ Roger L. Scarlett     27/July/1998       By /s/ Richard Stack
----------------------------------             --------------------------------
Shareholder Name         Roger L. Scarlett   Name Richard Stack
                                                 ------------------------------
                                             Title    CEO
                                                  -----------------------------
                                             Date  July 27, 1998
                                                 ------------------------------

/s/ B.R. Badminton
----------------------------------
Shareholder Name   For Jade Communications   DD
  B R BADMINTON - Contech Consultants        DD
                              27/July/1998
----------------------------------
Shareholder Name

Date:
      ----------------------------